Exhibit 107

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

Vista Credit Strategic Lending Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$46,133,600.31 (a)	0.01381%	$6,371.05(b)

Total Transaction Valuation	$46,133,600.31

Total Fees Due for Filing			$6,371.05(b)

Total Fees Previously Paid			$6,371.05(b)

Total Fee Offsets			—

Net Fee Due			$0.00

(a)
Calculated as the aggregate maximum purchase price for shares of common stock of Vista Credit Strategic Lending Corp. (the "Registrant"), based upon the net asset value per share as of May 31, 2026 of $19.21 and the offer to purchase up to 2,401,540.880 shares of common stock of the Registrant. The fee of $6,371.05 was paid in connection with the filing of the Schedule TO-I by Vista Credit Strategic Lending Corp. (File No. 005-94179) on June 24, 2026 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.
(b)
Calculated at $138.10 per $1,000,000 of the transaction value.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Vista Credit Strategic Lending Corp.	SC TO-I	005-94179	June 24, 2026		N/A
Fee Offset Sources					June 24, 2026		N/A